Exhibit 99.1

FOR IMMEDIATE RELEASE

For More Information Contact:

TROY Group, Inc.

2331 South Pullman Street

Santa Ana, CA 92705

(949) 250-3280

(949) 250-8972 Fax

www.troygroup.com

Contact: James Klingler,

               Vice President & CFO

TROY Group, Inc. Reports Third-Quarter Results

Santa Ana, CA. – October 10, 2003—TROY Group, Inc. (NASDAQ: TROY) today announced financial results and the filing of its SEC Form 10-Q for its third quarter of fiscal 2003, which ended August 31, 2003.

Net sales for the third quarter increased 8% to $14.7 million, compared to $13.7 million in the third quarter of fiscal year 2002, primarily due to increased sales of Wireless and Connectivity products and increased revenues of Financial Services software.

Net income for the third quarter was $107,000, or $0.01 per share diluted compared to a net loss of $(1,165,000), or $(0.11) per share diluted, in the prior year’s third quarter, primarily due to the margin on increased sales, reduced costs from the consolidation of manufacturing facilities and lower operating expense.

Net sales for the first nine months increased 3% to $42.5 million, compared to $41.2 million in the first nine months of fiscal year 2002.  Net income for the first nine months was $579,000, or $0.05 per share diluted compared to a net loss of $(1,457,000), or $(0.14) per share diluted, in the prior year’s first nine months.

About TROY Group

TROY Group, Inc. is a worldwide provider of enterprise output solutions. The company has three main product lines:  Security Printing Solutions, Financial Services Solutions and Wireless and Connectivity Solutions.  Security Printing Solutions include high-security check printing hardware, software and consumables for security printing and payment applications.  Financial Services products include ACH processing and origination software, check conversion software as well as Internet check payment software and services.  Wireless and Connectivity Solutions include hardware and software solutions that enable enterprises to share intelligent devices, such as printers, either wirelessly or using traditional networks.  The company distributes productions to major corporations, banks, key government accounts and distributors worldwide.  Visit TROY at www.troygroup.com.

Forward-looking statements of TROY (statements that are not historical fact) in this news release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. .  Various risks and uncertainties could cause actual results to differ materially from those expressed in these forward-looking statements.  These risks and uncertainties include our ability to consolidate operations and reduce costs; the continued demand for printed financial documents; the success of the measures we implemented to address inventory accounting controls; the market acceptance of products incorporating wireless printing technologies; our ability to hire and retain qualified management, technology and other personnel; the impact of competition from existing and new technologies and companies; and the other factors set forth in our periodic reports and other documents that we file from time to time with the Securities and Exchange Commission.

— (Financial tables follow) —

TROY GROUP, INC.
CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

	August 31, 2003	November 30, 2002
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$8,894	$6,615
Investment in available-for-sale securities	—	497
Accounts receivable, less allowance for doubtful accounts of $640 and $884	7,781	9,227
Income tax refund receivable	—	1,076
Inventories	5,331	5,540
Prepaid expenses and other	724	440
Deferred tax assets	3,715	3,715
Total current assets	26,445	27,110
Equipment and leasehold improvements, net	2,228	2,039
Other assets, including notes receivable from stockholders $2,071 and $2,123	4,130	4,390
Total assets	$32,803	$33,539

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$76	$73
Accounts payable	2,296	4,138
Accrued expenses	2,894	2,218
Deferred revenue	1,124	1,364
Total current liabilities	6,390	7,793
Long-term debt, net of current portion	64	120
Stockholders’ equity:
Preferred stock, par value $.01 per share, authorized 5,000,000 shares, issued none	—	—
Common stock, par value $.01 per share; authorized 50,000,000 shares, issued 10,974,170 shares in 2003, and 10,969,657 shares in 2002	110	110
Additional paid-in capital	21,122	21,113
Retained earnings, including accumulated other comprehensive income of $134 and none	6,292	5,578
	27,524	26,801
Less cost of treasury stock – 320,565 common shares in 2003 and 2002	1,175	1,175
Total stockholders’ equity	26,349	25,626
Total liabilities and stockholders’ equity	$32,803	$33,539

TROY GROUP, INC.

CONSOLIDATED STATEMENTS

OF OPERATIONS

(Unaudited)

(in thousands, except per share amounts)

	Three Months Ended August 31,		Nine Months Ended August 31,
	2003	2002	2003	2002

Net sales	$14,671	$13,649	$42,474	$41,245
Cost of goods sold	9,636	10,314	26,267	26,958
Gross profit	5,035	3,335	16,207	14,287

Operating expenses:
Selling, general and administrative	3,590	3,415	11,302	11,282
Research and development	1,265	1,696	3,957	5,221
Amortization of intangible assets	11	30	33	90
Operating income (loss)	169	(1,806)	915	(2,306)

Interest income	13	17	39	96
Interest expense	(1)	(3)	(9)	(33)
Income (loss) before income taxes	181	(1,792)	945	(2,243)
Provision for income taxes (credits)	74	(627)	366	(786)
Net income (loss)	$107	$(1,165)	$579	$(1,457)

Net income (loss) per share:
Basic	$.01	$(.11)	$.05	$(.14)
Diluted	$.01	$(.11)	$.05	$(.14)

Shares used in per share computations:
Basic	10,653	10,649	10,651	10,646
Diluted	10,653	10,649	10,651	10,646

###